EXHIBIT 99.1

Contact: Arena Pharmaceuticals, Inc. Jack Lief President and CEO Cindy McGee Manager, IR and Corporate Communications 858.453.7200, ext. 1479	Media Contact: Russo Partners David Schull, President david.schull@russopartnersllc.com 858.717.2310 Anthony J. Russo, Ph.D., CEO tony.russo@russopartnersllc.com 212.845.4251

www.arenapharm.com

Arena Pharmaceuticals Announces First Quarter 2011 Financial Results

and Recent Developments

SAN DIEGO, CA, May 10, 2011—Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the first quarter ended March 31, 2011, and reviewed recent developments.

“In collaboration with Eisai, we are making progress in executing activities to support the submission of our response to the FDA’s complete response letter for our lorcaserin new drug application,” stated Jack Lief, Arena’s President and Chief Executive Officer. “We are also continuing to selectively advance our earlier-stage programs, and we look forward to announcing top-line results from our APD811 Phase 1 trial this quarter.”

Research and development expenses continued to decline in the first quarter of 2011 to $15.9 million, compared to $18.3 million in the first quarter of 2010. This decrease is primarily attributable to the workforce reduction Arena initiated in January 2011 and ongoing cost-containment efforts. Arena recorded restructuring charges of $3.5 million related to the workforce reduction in the first quarter of 2011. General and administrative expenses in the first quarter of 2011 totaled $6.9 million, compared to $7.0 million in the first quarter of 2010.

Total interest and other expense increased to $14.7 million in the first quarter of 2011, compared to $6.1 million in the first quarter of 2010. This increase is primarily attributable to a non-cash loss on extinguishment of debt of $10.5 million in the first quarter of 2011 due to Arena’s principal prepayments on its Deerfield loan of $20.0 million and $17.7 million in January 2011 and March 2011, respectively. Including the $10.5 million non-cash debt extinguishment charge and $3.5 million of restructuring charges, Arena’s net loss allocable to common stockholders in the first quarter of 2011 was $42.2 million, or $0.35 per share, compared to $31.3 million, or $0.33 per share, in the first quarter of 2010.

At March 31, 2011, cash and cash equivalents totaled $119.9 million, and approximately 133.7 million shares of common stock were outstanding.

Arena’s Recent Developments

Lorcaserin

•

Published results from a clinical trial evaluating lorcaserin’s abuse potential in the March 16, 2011, issue of Clinical Pharmacology & Therapeutics. The randomized, placebo-controlled, double-blind, crossover trial was conducted in subjects with a history of recreational drug use and compared the relative abuse potential of lorcaserin against three comparators: placebo, 15 and 30 mg of zolpidem (a schedule IV controlled substance) and 100 mg of ketamine (a schedule III controlled substance).

•

Published results from a randomized, placebo-controlled, double-blind mechanism of action study evaluating the contributions of energy intake, appetite and energy expenditure on weight loss with lorcaserin treatment in the March 2011 issue of The Journal of Clinical Endocrinology and Metabolism.

Other

•

Craig M. Audet joined Arena as Vice President, Regulatory Affairs. Mr. Audet has 25 years of experience directing global pharmaceutical and medical device registration and marketed product activities, most recently as Vice President, US Regulatory Affairs, for Sanofi-Aventis. Prior to Sanofi-Aventis, he was Senior Director, Global Therapeutic Area Leader, for Pfizer Inc., where he provided strategic direction and oversight across the cardiovascular/metabolic product portfolio.

•	Completed a US workforce reduction of approximately 25%, or 65 employees, which Arena expects will result in annual operating cost savings of approximately $13.5 million.

•

Received gross proceeds of approximately $35.5 million from the sale of 12,150,000 shares of common stock at $1.46 per share and 12,150 shares of Series C Convertible Preferred Stock at $1,460 per share to certain Deerfield entities. As part of this transaction, Arena prepaid approximately $17.7 million of the loan principal that otherwise would have been required to be repaid to Deerfield in June 2013. Arena also reduced the exercise price from $3.45 to $1.68 per share and extended the end of the exercise term from June 17, 2013, to June 17, 2015, for approximately 14.4 million of the 16.2 million outstanding warrants to purchase common stock that Deerfield received in connection with a June 2010 investment in Arena.

•

Announced the issuance of US Reissue Patent No. RE42,190 with claims to methods of identifying compounds that modulate the activity of the GPR119 receptor, a target for identifying small molecules for the treatment of diabetes.

•

Appointed Mr. Lief as principal financial officer and Jennifer K. Bielasz, Arena’s Senior Director, Accounting and Controller, as principal accounting officer upon the departure of Robert E. Hoffman, Arena’s former Vice President, Finance and Chief Financial Officer.

Lorcaserin Regulatory Update

In collaboration with Eisai, Arena is engaged in activities to address the issues raised by the US Food and Drug Administration (FDA) in its Complete Response Letter (CRL) and subsequent communications, and following is an update:

•	A pathology working group has completed a blinded reassessment of the mammary tumors found in the rat carcinogenicity study, and the final report is being prepared;

•	Arena expects to initiate preclinical prolactin studies of three months and shorter duration once discussions with the FDA to finalize protocols are complete;

•

Arena and Eisai believe that prolactin studies of three months and shorter duration will be sufficient to test the hypothesis that lorcaserin causes mammary tumors in rats by increasing prolactin effects on the mammary gland, and currently do not anticipate initiating a 12-month study in female rats;

•

To address the finding of brain astrocytoma in male rats, Arena has completed dosing, and analyses are ongoing, of a Phase 1 clinical trial that involved collecting cerebrospinal fluid to provide an alternative means of estimating human brain levels at the intended therapeutic doses of lorcaserin; and

•	Further assessments of receptor pharmacology and abuse liability are ongoing.

Depending on the results of these and other ongoing and planned activities, as well as any new guidance from the FDA, Arena plans to submit its response to the CRL late this year.

Updated 2011 Financial Guidance

In 2011, Arena expects to use cash and cash equivalents of approximately $72 million to $78 million for its operating activities and interest expense, and $2 million for capital expenditures. This does not include $37.7 million in payments on the note payable to Deerfield, which Arena paid in the first quarter of 2011, or $10.1 million on the note payable to Siegfried, of which Arena has paid $3.4 million in the first quarter and the balance will be paid later in 2011. The revised guidance for use of cash and cash equivalents compares to prior guidance of $68 million to $74 million (or, if the $10.1 million payment on the note payable to Siegfried was included, $78 million to $84 million). This increase in use of cash and cash equivalents is due primarily to expenses related to unused manufacturing capacity in Arena’s Swiss facility. Assuming no additional capital from collaborators, licensees, investors or other sources, Arena expects to end 2011 with approximately $58 million to $64 million in cash and cash equivalents, compared to Arena’s previous guidance of $45 to $51 million. This increase in ending cash reflects net proceeds from a financing transaction with Deerfield.

Scheduled Earnings Call

Arena will host a conference call and webcast to discuss the first quarter 2011 financial results and to provide a business and financial update today, Tuesday, May 10, 2011, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ First Quarter 2011 Financial Results Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is planning to present at upcoming conferences and meetings, including:

•	Bank of America Merrill Lynch 2011 Health Care Conference, May 10-12, 2011, Las Vegas, Nevada
•	ECO 2011, the 18th European Congress on Obesity, May 25-28, 2011, Istanbul, Turkey
•	American Diabetes Association’s 71st Scientific Sessions, June 24-28, 2011, San Diego, California

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs that target G protein-coupled receptors, an important class of validated drug targets, in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced drug candidate, lorcaserin, is intended for weight management. Arena’s wholly owned subsidiary, Arena Pharmaceuticals GmbH, has granted Eisai Inc. exclusive rights to market and distribute lorcaserin in the United States subject to FDA approval of the New Drug Application (NDA) for lorcaserin.

Arena Pharmaceuticals® and Arena® are registered service marks of the company.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the response to the CRL for the lorcaserin NDA, including related plans, activities, hypotheses, strategies, expectations and timing, including with regard to the sufficiency of planned activities and the potential submission of such response; the advancement, therapeutic indication and use, safety, efficacy, tolerability and mechanism of action of lorcaserin; the advancement of Arena’s earlier-stage programs and reporting of results; financial guidance; costs savings related to Arena’s workforce reduction and cost-containment efforts; the Eisai collaboration and potential activities thereunder; and Arena’s focus, goals, strategy, research and development programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: the timing of regulatory review and approval is uncertain; the risk that data and other information related to Arena’s research and development programs, including for lorcaserin, may not meet safety or efficacy requirements or otherwise be sufficient for regulatory approval; Arena’s response to the CRL for the lorcaserin NDA may not be submitted when anticipated, if at all; the FDA may request other information prior to or after Arena submits such response or approval of the lorcaserin NDA; unexpected or unfavorable new data; risks related to commercializing new products; Arena’s ability to obtain and defend its patents; the timing, success and cost of Arena’s research and development programs; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; Arena’s ability to obtain adequate funds; risks related to relying on collaborative agreements; the timing and receipt of payments and fees, if any, from collaborators; and satisfactory resolution of pending and any future litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended March 31,
	2011	2010
	(unaudited)
Revenues
Manufacturing services	$1,408	$1,975
Collaborative agreements	2,517	538

Total revenues	3,925	2,513

Operating Expenses
Cost of manufacturing services	2,381	1,865
Research and development	15,935	18,314
General and administrative	6,890	7,014
Restructuring charges	3,467	0
Amortization of acquired technology and other intangibles	436	537

Total operating expenses	29,109	27,730

Interest and Other Income (Expense)
Interest income	49	139
Interest expense	(4,694)	(7,650)
Gain from valuation of derivative liabilities	439	1,419
Loss on extinguishment of debt	(10,514)	0
Other	6	39

Total interest and other expense, net	(14,714)	(6,053)

Net loss	(39,898)	(31,270)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	(2,260)	0

Net loss allocable to common stockholders	$(42,158)	$(31,270)

Net loss per share allocable to common stockholders, basic and diluted	$(0.35)	$(0.33)

Shares used in calculating net loss per share allocable to common stockholders, basic and diluted	121,654	94,955

Arena Pharmaceuticals, Inc

Condensed Consolidated Balance Sheet Data

(In thousands)

	March 31, 2011	December 31, 2010

	(unaudited)	*
Assets
Cash and cash equivalents	$ 119,862	$ 150,669
Accounts receivable	2,959	3,499
Other current assets	2,629	2,638
Land, property & equipment, net	89,619	91,533
Acquired technology & other non-current assets	17,662	18,023

Total assets	$ 232,731	$ 266,362

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$ 10,236	$ 10,680
Total deferred revenues	47,149	48,077
Total derivative liabilities	1,225	2,271
Total note payable to Siegfried	7,079	10,361
Total note payable to Deerfield**	12,151	37,777
Total lease financing obligations & other long-term liabilities	77,042	77,181
Total stockholders’ equity	77,849	80,015

Total liabilities & stockholders’ equity	$ 232,731	$ 266,362

*	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

**	The outstanding principal balance of the note payable to Deerfield was $22.3 million and $60.0 million at March 31, 2011 and
December	31, 2010, respectively.

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